Exhibit 1.3

Execution Version

MAY 24, 2013

ARLINGTON ASSET INVESTMENT CORP.

AS COMPANY,

AND

LADENBURG THALMANN & CO. INC.

AS AGENT

EQUITY DISTRIBUTION AGREEMENT

ARLINGTON ASSET INVESTMENT CORP.

1,750,000 Shares

Class A Common Stock

($0.01 par value)

EQUITY DISTRIBUTION AGREEMENT

May 24, 2013

Ladenburg Thalmann & Co. Inc.

520 Madison Avenue

Ninth Floor

New York, NY 10022

Ladies and Gentlemen:

ARLINGTON ASSET INVESTMENT CORP., a corporation organized under the laws of Virginia (the “Company”) confirms its agreement (this “Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Agent”) as follows:

1. Description of Shares. The Company proposes to issue and sell through or to the Agent, as sales agent and/or principal, up to 1,750,000 shares (the “Maximum Amount”) of the Company’s Class A Common Stock (the “Shares”), $0.01 par value per share (“Class A Common Stock”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For purposes of selling the Shares through the Agent, the Company hereby appoints the Agent as an agent of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement and the Agent agrees to use its commercially reasonable efforts to solicit purchases of the Shares on the terms and subject to the conditions stated herein. The Company agrees that whenever it determines to sell the Shares directly to the Agent as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 3 of this Agreement. Certain terms used herein are defined in Section 18 hereof.

The Company has also entered into a separate equity distribution agreement with respect to the Shares (each an “Alternative Equity Distribution Agreement” and, together with any other equity distribution agreement with respect to the Shares into which the Company may enter, the “Alternative Equity Distribution Agreements”), each dated as of even date herewith, with each of RBC Capital Markets, LLC, JMP Securities LLC and MLV & Co. LLC (each an “Alternative Agent” and, together with any other agent with which the Company enters into an Alternative Equity Distribution Agreement, the “Alternative Agents”).

2. Representations and Warranties.

(a) Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Agent at the Execution Time, and as of each Representation Date and each Applicable Time, the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, as set forth below.

i. The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a registration statement (File Number 333- 171537) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Shares. Such Registration Statement, including any amendments thereto filed prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made, has been declared effective by the Commission. The Company shall file promptly after the Execution Time with the Commission the Prospectus Supplement relating to the Shares in accordance with Rule 424(b). As filed, the Prospectus shall contain in all material respects all information required by the Act, and, except to the extent the Agent shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Agent prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made under the Act. The Registration Statement, at the Execution Time, at each such time this representation is repeated or deemed to be made under the Act, and at all times during which a prospectus (as such term is defined in the Act) is required by the Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. Any reference herein to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the date of the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus, as the case may be, deemed to be incorporated therein by reference.

To the extent that the Registration Statement is not available for the sales of the Shares as contemplated by this Agreement, the Company shall file a new registration statement with respect to any additional shares of Class A Common Stock necessary to complete such sales of the Shares and shall cause such registration statement to become effective as promptly as practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3, and all references to “Base Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.

On each Effective Date, at the Execution Time, at each Applicable Time, and at each Representation Date, the Registration Statement complied and will comply in all material respects with the applicable requirements of the Act and the Exchange Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b), at the Execution Time, at each Applicable Time, the Prospectus (together with any prospectus supplement thereto) complied and will comply in all material respects with the applicable requirements of the Act and the Exchange Act and did not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) the information contained in or omitted from the Registration Statement or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by the Agent specifically for inclusion in the Registration Statement or the Prospectus (or any amendment or supplement thereto) or (ii) that part of the Registration Statement (including any new registration statement filed pursuant to Section 2(a)(i) hereof) which constitutes the Statement of Eligibility on Form T-1 of the trustee under the Trust Indenture Act of 1939.

At the Execution Time, at each Applicable Time and at each Representation Date, the Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by the Agent specifically for use therein.

ii. PricewaterhouseCoopers LLP (“PwC”), whose report appears in the Registration Statement, the Disclosure Package and the Prospectus, are independent certified public accountants as required by the Act and the Public Company Accounting Oversight Board (including the rules and regulations promulgated by such entity, the “PCAOB”). Except as set forth in the Registration Statement, the Disclosure Package and the Prospectus, PwC has not during the periods covered by the financial statements included in the Registration Statement, the Disclosure Package and the Prospectus, provided to the Company any non-audit services, as such term is defined in Section 10A(g) of the Exchange Act.

iii. The financial statements and schedules (including the related notes) included in the Registration Statement, the Disclosure Package and the Prospectus present fairly, in all material respects, the financial condition, the results of the operations and changes in financial condition of the entities purported to be shown thereby at the dates or for the periods indicated and have been prepared in accordance with generally accepted accounting principles as applied in the United States on a consistent basis (“GAAP”) throughout the periods indicated. All adjustments necessary for a fair presentation of results for such periods have been made. The selected financial, operating and statistical data set forth or incorporated by reference in the Prospectus under the captions “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” fairly present, in all material respects, when read in conjunction with the Company’s financial statements and the related notes and schedules and on the basis stated in the Registration Statement, the information set forth therein.

iv. Each of the Company and each “significant subsidiary” (as that term is defined in Rule 1-02 of Regulation S-X of the Commission) of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) has been duly incorporated or organized and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, with requisite power and authority to own, lease or operate its respective properties and conduct its respective business as presently conducted and as described in the Prospectus, and is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary and, except where any failure to do so could not reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and the Subsidiaries taken as a whole (a “Material Adverse Effect”); each of the Company and the Subsidiaries is in possession of and operating in compliance with all necessary authorizations, licenses, permits, consents, certificates and orders required for the conduct of its business, all of which are valid and in full force and effect, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such authorization, license, permit, consent, certificate or order which, individually or in the aggregate, if the subject of an unfavorable decision, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

v. The capitalization of the Company is as set forth in the Registration Statement, the Disclosure Package and the Prospectus, and the Class A Common Stock conforms to the description thereof contained under the caption “Description of Capital Stock” in the Prospectus; the outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, any shares of capital stock pursuant to the Company’s Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws, as amended, or any agreement or other instrument to which the Company or any of the Subsidiaries is a party or by which any of them may be bound other than those described in the Registration Statement, the Disclosure Package and the Prospectus. None of the outstanding shares of the Company’s capital stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company other than those specifically described in the Registration Statement, the Disclosure Package and the Prospectus. The Company has no obligations to register for resale under the Act any of its outstanding securities, including, but not limited to, any that would, as result of the filing of the Registration Statement or the offering or sale of the Shares as contemplated by this Agreement, give rise to any rights for or relating to the registration of any shares of Class A Common Stock or other securities. All of the outstanding limited liability company or other equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by the Company, free and clear of any claim, lien, encumbrance or security interest. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or other interests convertible into or exchangeable or exercisable for, any limited liability company or other equity interests of any Subsidiary other than those described in the Registration Statement, the Disclosure Package and the Prospectus.

vi. Since December 31, 2012, except as disclosed in the Registration Statement, the Disclosure Package or the Prospectus or otherwise disclosed to the Agent in writing, (A) neither the Company nor any of the Subsidiaries has incurred any liabilities or obligations, direct or contingent, nor entered into any transactions not in the ordinary course of business, which in either case are material to the Company or such Subsidiary, as the case may be; (B) there has not been any Material Adverse Effect nor any development or event that could reasonably be expected to have a Material Adverse Effect; and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

vii. Neither the Company nor any of the Subsidiaries is, or with the giving of notice or lapse of time or both would be, in violation of or in default under, nor will the execution, delivery or performance by the Company hereof or the consummation of the transactions contemplated hereby by the Company result in a violation of, or constitute a default under, (A) the Amended and Restated Articles of Incorporation, as amended, or the Amended and Restated Bylaws, as amended, of the Company or the organizational documents of any of the Subsidiaries, (B) any agreement, contract, mortgage, deed of trust, loan agreement, note, lease, indenture or other instrument, to which the Company or any of the Subsidiaries is a party or by which any of them is bound, or to which any of their properties is subject, or (C) any law, statute, ordinance, rule, administrative regulation, decree, ruling or order of any court, or any governmental agency or body having jurisdiction over the Company, the Subsidiaries or any of their properties, except in the case of clauses (B) and (C) for such violation or default which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery or performance by the Company hereof or the consummation of the transactions contemplated hereby by the Company will not result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of the Company or any of the Subsidiaries, except for such liens, charges, claims or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

viii. This Agreement has been duly authorized, executed and delivered by the Company and, when executed and delivered by the Agent, will constitute a legal, valid and binding agreement of the Company that is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar legal requirements affecting the enforcement of creditors’ rights generally and by general principles of equity and except to the extent that the indemnification provisions hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

ix. The Shares to be sold by the Company pursuant to this Agreement have been duly authorized and, when issued and duly delivered by the Company against payment therefor pursuant to this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Shares to be sold by the Company pursuant to this Agreement will not be subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company.

x. Neither the Company nor any Subsidiary owns any real property. The Company and the Subsidiaries have good title to all personal property, if any, owned by them, in each case clear of all liens, encumbrances and defects except such as are described or referred to in the Registration Statement, the Disclosure Package and Prospectus or such as could not reasonably be expected to have a Material Adverse Effect; and any real property and buildings held under lease by the Company and the Subsidiaries are held by them under valid, existing and enforceable leases with such exceptions (A) as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or such Subsidiaries or (B) as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity.

xi. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, there is no litigation or governmental proceeding to which the Company or any of the Subsidiaries is a party or to which any property of the Company or any of the Subsidiaries is subject or which is pending or, to the knowledge of the Company, threatened against the Company which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect, which would materially and adversely affect the consummation of the transactions contemplated by this Agreement or which is required to be disclosed in the Prospectus.

xii. Other than permitted activity pursuant to Regulation M and Rule 10b-18 under the Exchange Act, the Company has not taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which could reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of Class A Common Stock to facilitate the sale or resale of the Shares.

xiii. The Company and the Subsidiaries have filed all material federal, state and foreign income tax returns, and all such tax returns are complete and correct in all material respects, and the Company and the Subsidiaries have not failed to pay any material taxes which were payable pursuant to said returns or any assessments with respect thereto. The Company has no knowledge of any tax deficiency which has been or is likely to be threatened or asserted against the Company or the Subsidiaries. Except as disclosed in the Prospectus, there is currently no material limitation on the utilization of net operating loss carryforwards, capital loss carryforwards, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Law.

xiv. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, the Company maintains a system or systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, there has been no material change in internal control over financial reporting, including any corrective actions with regard to significant deficiencies or material weaknesses.

xv. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to information required to be disclosed by the Company in its periodic reports under the Exchange Act.

xvi. The Company maintains insurance of the types and in the amounts as are, in the reasonable opinion of management, adequate for its business, all of which insurance is in full force and effect. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not reasonably be expected to have a Material Adverse Effect.

xvii. Neither the Company nor any of the Subsidiaries, nor, to the knowledge of the Company, any employees or agents of the Company or any of the Subsidiaries, has at any time during the last five years (A) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (B) made any payment to any foreign, federal or state governmental officer or official or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

xviii. The Company is not and, after giving effect to the sale of the Shares and the application of the proceeds thereof as described under the caption “Use of Proceeds” in the Prospectus will not be, required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

xix. The Class A Common Stock is listed on the NYSE and the Company is currently in compliance with all continued listing standards and corporate governance standards of the NYSE and the Company has no knowledge of any proceeding intended to suspend or terminate listing of its Class A Common Stock on the NYSE. The Class A Common Stock is registered under Section 12(b) of the Exchange Act.

xx. The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 (“SOX”) that are currently effective and the applicable rules and regulations promulgated in connection therewith.

xxi. No consent, approval, authorization or order of, or filing with, any governmental agency or body is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Shares by the Company, except such as have been obtained or made, or will be obtained or made on or before the date hereof, under the Act and such as may be required by the NYSE, the Financial Industry Regulatory Authority (“FINRA”) or under state securities laws or the laws of any foreign jurisdiction.

xxii. The Company has full corporate power and authority to enter into the transactions contemplated by this Agreement.

xxiii. The Company is not presently doing business with the government of Cuba or with any person or affiliate located in Cuba.

xxiv. No labor dispute with the employees of the Company or the Subsidiaries exists or, to the knowledge of the Company, is imminent, that could reasonably be expected to have a Material Adverse Effect.

xxv. The Company or the Subsidiaries own or possess the right to use any trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how and other similar rights (collectively, “Intellectual Property Rights”) that would reasonably be deemed necessary or material to conduct its business as now conducted and as described in the Prospectus. There is no pending or, to the knowledge of the Company, threatened action, suit, proceeding, or claim by others challenging the rights of the Company or any of the Subsidiaries in or to any Intellectual Property Rights. There is no pending, or to the knowledge of the Company, threatened action, suit, proceeding, or claim by others that the Company’s or any Subsidiaries’ use of the Intellectual Property Rights infringes, misappropriates or otherwise violates any intellectual property rights of others.

xxvi. To the knowledge of the Company, except as could not reasonably be expected to have a Material Adverse Effect, no third party has alleged any breach by the Company or any Subsidiary of any provision of any license, contract or other agreement governing the use by the Company or its Subsidiaries of Intellectual Property Rights owned by third parties (collectively, the “Licenses”) and the Company is unaware of any facts that would form a reasonable basis for such a claim. Each of the Licenses is in full force and effect and constitutes a valid and binding agreement between the parties thereto, enforceable in accordance with its terms. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has been or is currently involved in any disputes regarding the Licenses.

xxvii. The Company’s operating policies described in the Registration Statement, the Disclosure Package and the Prospectus accurately reflect in all material respects the current intentions of the Company with respect to the operation of its business, and no material deviation from such policies is currently contemplated.

xxviii. There are no business relationships or related-party transactions involving the Company or any Subsidiary or any other person required by the Act to be described in the Prospectus that have not been so described.

xxix. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law; (B) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company or any of its Subsidiaries has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and (C) to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company, any of its Subsidiaries, or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

xxx. The Company and the Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”). No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “pension plan” (as defined under ERISA) for which the Company or any of the Subsidiaries would have any material liability. Neither the Company nor any of the Subsidiaries has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (B) Sections 412 or 4971 of the Code. Each “pension plan” for which the Company or any of the Subsidiaries that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification, the result of which would reasonably be expected to result in a Material Adverse Effect.

xxxi. There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any such action prohibited by Section 402 of SOX.

xxxii. The operations of the Company and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of jurisdictions where the Company or any Subsidiaries conduct business, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body involving the Company or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

xxxiii. Neither the Company nor any of the Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent or affiliate of the Company or any of the Subsidiaries is (A) currently the subject of any U.S. sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“Sanctions”) or (B) located, organized or resident in the country or territory that is the subject of Sanctions.

xxxiv. The statistical and market-related data included in the Registration Statement, the Disclosure Package and the Prospectus were obtained or derived from publications that are and were not at any time under the Company’s control and that the Company reasonably and in good faith believed to be reliable and accurate as of the respective dates that such data were first included in the Registration Statement, the Disclosure Package or the Prospectus.

xxxv. All “non-GAAP financial measures” (as defined in the Act) included in the Registration Statement, the Disclosure Package or the Prospectus comply with the requirements of Regulation G and Item 10 of Regulation S-K promulgated under the Act.

xxxvi. To the knowledge of the Company, no director, officer or other key employee of the Company or its Subsidiaries intends to terminate his or her affiliation with the Company or its Subsidiaries during the next 60 days, except as disclosed in the Registration Statement, the Disclosure Package or the Prospectus. None of the directors, officers or other key employees of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Company as described in the Registration Statement, the Disclosure Package and the Prospectus.

xxxvii. The Company has not offered, or caused the Agent to offer, the Shares to any person or entity with the intention of unlawfully influencing a journalist or publication to write or publish favorable information about the Company.

xxxviii. Neither the Company, nor, to the knowledge of the Company, any affiliate of the Company, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, giving or agreeing to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company’s internal accounting controls and procedures are sufficient to cause the Company to comply with the FCPA.

xxxix. Except as described in the Registration Statement, the Disclosure Package or the Prospectus, or as contemplated by this Agreement, there are no (A) claims, payments, arrangements, agreements or understandings relating to the payment of a finder’s, consulting or origination fee or commission or similar payment by the Company to the Agent with respect to the transactions contemplated hereby or (B) arrangements, agreements or understandings of the Company or any affiliate of the Company that may affect the Agent’s compensation in connection with the transactions contemplated hereby as determined by FINRA.

xl. To the knowledge of the Company, no person beneficially owns 10% or more of the Company’s outstanding Class A Common Stock.

xli. Except with respect to the Agent in connection with the sale of the Shares, or as described in the Registration Statement, the Disclosure Package or the Prospectus, the Company has not entered into any agreement or arrangement (including, without limitation, any consulting agreement or any other type of agreement) during the 180-day period prior to the initial filing date of the Registration Statement, which arrangement or agreement provides for the receipt of any item of value and/or the transfer or issuance of any warrants, options, or other securities from the Company to a FINRA member, any person associated with a member (as defined by FINRA rules), the Agent and/or any related persons.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by the Company, as applicable, to the Agent as to the matters covered thereby.

3. Sale and Delivery of Shares.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell Shares from time to time through the Agent, acting as sales agent, and the Agent agrees to use its commercially reasonable efforts to sell, as sales agent for the Company, the Shares on the following terms.

i. The Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and the Agent on any day that (A) is a trading day for the NYSE (other than a day on which the NYSE is scheduled to close prior to its regular weekday closing time), (B) the Company has instructed the Agent by telephone (confirmed promptly by electronic mail) to make such sales and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the maximum amount of the Shares to be sold by the Agent daily as agreed to by the Agent (in any event not in excess of (i) the amount available for issuance under the Prospectus and the currently effective Registration Statement less (ii) any amounts already issued and sold pursuant to this Agreement and the Alternative Equity Distribution Agreements) and the minimum price per Share at which such Shares may be sold.

Subject to the terms and conditions hereof, the Agent shall use its commercially reasonable efforts to sell on a particular day, consistent with its normal trading practices, all of the Shares designated for the sale by the Company on such day. The gross sales price of the Shares sold under this Section 3(a) shall be the market price for shares of the Company’s Class A Common Stock sold by the Agent under this Section 3(a) on the NYSE at the time of sale of such Shares (but in no event shall such gross sales price be less than the minimum price per Share designated by the Company at which such Shares may be sold).

ii. The Company acknowledges and agrees that (A) there can be no assurance that the Agent will be successful in selling the Shares, (B) the Agent will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) the Agent shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Agent and the Company.

iii. The Company shall not authorize the issuance and sale of, and the Agent shall not be obligated to use its commercially reasonable efforts to sell, any Share at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, and notified to the Agent in writing. The Company or the Agent may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend the offering of the Shares for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

iv. The Agent hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Section 3(a), other than (A) by means of ordinary brokers’ transactions between members of the NYSE that qualify for delivery of a Prospectus to the NYSE in accordance with Rule 153 (such transactions are hereinafter referred to as “Continuous Offerings”) and (B) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and the Agent pursuant to a Terms Agreement.

v. The compensation to the Agent for sales of the Shares with respect to which the Agent acts as sales agent under this Agreement shall be at a mutually agreed rate, 1.5% of the gross sales price of the Shares sold pursuant to this Section 3(a) and payable as described in the succeeding subsection (vi) below. The foregoing rate of compensation shall not apply when the Agent acts as principal, in which case the Company may sell Shares to the Agent as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The remaining proceeds, after further deduction for any transaction fees imposed on the Agent by any governmental or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”).

vi. The Agent shall provide written confirmation (which may be by facsimile or electronic mail) to the Company promptly following the close of trading on the NYSE each day in which the Shares are sold under this Section 3(a) setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds to the Company, and the compensation payable by the Company to the Agent with respect to such sales. Such compensation shall be set forth and invoiced in periodic statements from the Agent to the Company, with payment to be made by the Company promptly after its receipt thereof.

vii. Settlement for sales of the Shares pursuant to this Section 3(a) will occur on the third Business Day following the date on which such sales are made (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through the Agent for settlement on such date shall be issued and delivered by the Company to the Agent against payment of the Net Proceeds for the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares to the Agent’s account at The Depository Trust Company (“DTC”) in return for payments in same day funds delivered to the account designated by the Company. If the Company or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (A) indemnify and hold the Agent harmless against any loss, claim or damage arising from or as a result of such default by the Company and (B) pay the Agent any commission to which it would otherwise be entitled absent such default. If the Agent breaches this Agreement by failing to deliver the Net Proceeds to the Company on any Settlement Date for the Shares delivered by the Company, the Agent will pay the Company interest based on the effective overnight federal funds rate on such unpaid amount less any compensation due to the Agent.

viii. At each Applicable Time, and Representation Date, the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Agent to use its commercially reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(b) If the Company wishes to issue and sell the Shares pursuant to this Agreement and the Alternative Equity Distribution Agreements but other than as set forth in Section 3(a) of this Agreement (each, a “Placement”), it will notify the Agent of the proposed terms of such Placement. If the Agent, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, the Agent and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or the Agent unless and until the Company and the Agent have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.

(c) Each sale of the Shares to the Agent shall be made in accordance with the terms of this Agreement and, if applicable, a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, the Agent. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by the Agent. The commitment of the Agent to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the Shares to be purchased by the Agent pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, underwriters acting together with the Agent in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by the Agent.

(d) Under no circumstances shall the aggregate amount of the Shares sold pursuant to this Agreement, the Alternative Equity Distribution Agreements and any Terms Agreement exceed (i) the Maximum Amount, (ii) the number of shares of the Class A Common Stock available for issuance under the currently effective Registration Statement or (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Agent in writing.

(e) Except pursuant to a reoffer of Shares as described in Section 3(c) hereof, the Company agrees that any offer to sell Shares, any solicitation of an offer to buy Shares, or any sales of Shares shall only be effected by or through only one of the Agent or an Alternative Agent on any single given day, but in no event by more than one Agent or Alternative Agent, and the Company shall in no event request that the Agent and any Alternative Agent sell Shares on the same day; provided, however, that (a) the foregoing limitation shall not apply to (i) the exercise of any option, warrant, right or any conversion privilege set forth in the instrument governing such security or (ii) sales solely to employees or security holders of the Company or its subsidiaries, or to a trustee or other person acquiring such securities for the accounts of such persons, and (b) such limitation shall not apply on any day during which no sales are made pursuant to this Agreement or an Alternative Equity Distribution Agreement.

(f) If the Company or the Agent has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(g) Notwithstanding any other provision of this Agreement, the Company shall not offer, sell or deliver, or request the offer or sale of, any Shares and, by notice to the Agent given by telephone (confirmed promptly by telecopy or email), shall cancel any instructions for the offer or sale of any Shares, and the Agent shall not be obligated to offer or sell any Shares, (i) during any period in which the Company’s insider trading policy, as it exists on the date of the Agreement, would prohibit the purchases or sales of the Class A Common Stock by the Company’s officers or directors, (ii) during any other period in which the Company is, or could be deemed to be, in possession of material non-public information or (iii) except as provided in Section 3(h) below, at any time from and including the date (each, an “Announcement Date”) on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files (a “Filing Time”) a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.

(h) If the Company wishes to offer, sell or deliver Shares pursuant to this Agreement at any time during the period from and including an Announcement Date through and including the time that is 24 hours after the corresponding Filing Time, the Company shall (i) prepare and deliver to the Agent (with a copy to counsel to the Agent) a Current Report on Form 8-K, which shall include substantially the same financial and related information as was set forth in the relevant Earnings Announcement (other than any earnings projections, similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), in form and substance reasonably satisfactory to the Agent, and obtain the consent of the Agent to the filing thereof (such consent not to be unreasonably withheld), (ii) provide the Agent with the officers’ certificate, accountants’ letter and opinions and letters of counsel called for by Sections 4(k), (l), (m) and (n) hereof, if applicable, respectively, (iii) afford the Agent the opportunity to conduct a due diligence review in accordance with Section 4(p) hereof and (iv) file such Earnings 8-K with the Commission, then the provisions of clause (iii) of Section 3(g) shall not be applicable for the period from and after the time at which the foregoing conditions shall have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the Filing Time of the relevant Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be. For purposes of clarity, the Company and the Agent agree that (A) the delivery of any officers’ certificate, accountants’ letter and opinions and letters of counsel pursuant to this Section 3(h) shall not relieve the Company from any of its obligations under this Agreement with respect to any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, including, without limitation, the obligation to deliver officers’ certificates, accountants’ letters and legal opinions and letters as provided in Section 4 hereof, if applicable, and (B) this Section 3(h) shall in no way affect or limit the operation of the provisions of clauses (i) and (ii) of Section 3(g), which shall have independent application.

4. Agreements. The Company agrees with the Agent that:

(a) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Act, the Company will not file any amendment to the Registration Statement or prospectus supplement (including the Prospectus Supplement or any Interim Prospectus Supplement) to the Base Prospectus or any Rule 462(b) Registration Statement unless the Company has furnished to the Agent a copy for the Agent’s review prior to filing and will not file any such proposed amendment or supplement to which the Agent reasonably objects. The Company shall properly complete the Prospectus, in a form approved by the Agent, and shall file such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) promptly following the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Agent, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence satisfactory to the Agent of such timely filing. The Company will promptly advise the Agent (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs which would cause the Disclosure Package to include any untrue statement of a material fact or to omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Agent so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Agent in such quantities as the Agent may reasonably request.

(c) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Act, any event occurs which would cause the Prospectus as then supplemented to include any untrue statement of a material fact or to omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Agent of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective by the Commission as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Agent in such quantities as the Agent may reasonably request.

(d) As soon as practicable, the Company will make generally available to its security holders and to the Agent an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(e) The Company will furnish to the Agent and counsel for the Agent, without charge, conformed electronic copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Agent or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Agent may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(f) The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Agent may designate and will maintain such qualifications in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

(g) The Company agrees that, unless it has or shall have obtained the prior written consent of the Agent, and the Agent agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule I hereto. Any such free writing prospectus consented to by the Agent or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h) During the period on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, the Company will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or file any registration statement under the Act with respect to any of the foregoing; or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Class A Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise without (i) giving the Agent at least one Business Day’s prior written notice, or such shorter period mutually agreed upon between the Company and the Agent, specifying the nature of the proposed transaction and the date of such proposed transaction and (ii) the Agent suspending acting under this Agreement for such period of time requested by the Company or as deemed appropriate by the Agent in light of the proposed transaction; provided, however, that the foregoing restriction shall not apply to issuances or sales (i) pursuant to this Agreement, the Alternative Equity Distribution Agreements or any Terms Agreement or (ii) pursuant to the Company’s 2013 Equity Incentive Plan or any other equity incentive plan of the Company.

(i) The Company will not (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares.

(j) The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise the Agent immediately after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Agent pursuant to Section 6 herein.

(k) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that the Company (i) amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Shares) the Registration Statement or the Prospectus relating to the Shares by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Shares; (ii) files an annual report on Form 10-K under the Exchange Act (including any Form 10-K/A containing amended financial information or a material amendment to the previously filed Form 10-K); (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a current report on Form 8-K containing amended financial information (other than information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassification of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act; (such commencement or recommencement date and each such date referred to in clauses (i), (ii), (iii) and (iv) above, a “Representation Date”), the Company shall furnish or cause to be furnished to the Agent forthwith a certificate dated and delivered on a date that is no later than three Business Days following the applicable Representation Date (except in the case of the commencement or recommencement of the offering of Shares under this Agreement, in which case such certificate shall be dated and delivered on the date of such commencement or recommencement), as the case may be, in form reasonably satisfactory to the Agent to the effect that the statements contained in the certificate referred to in Section 6(e) of this Agreement which were last furnished to the Agent are true and correct at the time of such commencement or recommencement, amendment, supplement, filing, or delivery, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(e), modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate. The requirement to provide the certificate under this Section 4(k) shall be waived for any Representation Date occurring at a time at which no instruction to the Agent to sell Shares pursuant to Section 3 has been delivered by the Company or is pending, which waiver shall continue until the date the Company instructs the Agent to sell Shares pursuant to Section 3 (such date shall be considered a Representation Date).

(l) At each Representation Date, the Company shall furnish or cause to be furnished forthwith to the Agent and to counsel to the Agent written opinions of Hunton & Williams LLP, counsel to the Company (“Company Counsel”), or other counsel satisfactory to the Agent, dated and delivered on a date that is no later than three Business Days following the applicable Representation Date (except in the case of the commencement or recommencement of the offering of Shares under this Agreement, in which case such opinions shall be dated and delivered on the date of such commencement or recommencement), as the case may be, in form and substance reasonably satisfactory to the Agent, of the same tenor as the opinions referred to in Section 6(b) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion. The requirement to provide opinions under this Section 4(l) shall be waived for any Representation Date occurring at a time at which no instruction to the Agent to sell Shares pursuant to Section 3 has been delivered by the Company or is pending, which waiver shall continue until the date the Company instructs the Agent to sell Shares pursuant to Section 3 (such date shall be considered a Representation Date).

(m) At each Representation Date, Gibson, Dunn & Crutcher LLP, counsel to the Agent, shall deliver written opinions, dated and delivered on a date that is no later than three Business Days following the applicable Representation Date (except in the case of the commencement or recommencement of the offering of Shares under this Agreement, in which case such opinions shall be dated and delivered on the date of such commencement or recommencement), as the case may be, in form and substance satisfactory to the Agent, of the same tenor as the opinions referred to in Section 6(c) of this Agreement but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion. The requirement to provide opinions under this Section 4(m) shall be waived for any Representation Date occurring at a time at which no instruction to the Agent to sell Shares pursuant to Section 3 has been delivered by the Company or is pending, which waiver shall continue until the date the Company instructs the Agent to sell Shares pursuant to Section 3 (such date shall be considered a Representation Date).

(n) At each Representation Date, Kaufman & Canoles, P.C., counsel to the Agent with respect to certain matters of Virginia law, shall deliver a written opinion, dated and delivered on a date that is no later than three Business Days following the applicable Representation Date (except in the case of the commencement or recommencement of the offering of Shares under this Agreement, in which case such opinion shall be dated and delivered on the date of such commencement or recommencement), as the case may be, in form and substance satisfactory to the Agent, of the same tenor as the opinion referred to in Section 6(d) of this Agreement but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion. The requirement to provide an opinion under this Section 4(n) shall be waived for any Representation

Date occurring at a time at which no instruction to the Agent to sell Shares pursuant to Section 3 has been delivered by the Company or is pending, which waiver shall continue until the date the Company instructs the Agent to sell Shares pursuant to Section 3 (such date shall be considered a Representation Date).

(o) At each Representation Date, the Company shall cause PwC, or other independent accountants satisfactory to the Agent forthwith, to furnish the Agent a letter, dated and delivered on a date that is no later than three Business Days following the applicable Representation Date (except in the case of the commencement or recommencement of the offering of Shares under this Agreement, in which case such letter shall be dated and delivered on the date of such commencement or recommencement), as the case may be, in form and substance satisfactory to the Agent, of the same tenor as the letter referred to in Section 6(f) of this Agreement but modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter. The requirement to provide a letter under this Section 4(n) shall be waived for any Representation Date occurring at a time at which no instruction to the Agent to sell Shares pursuant to Section 3 has been delivered by the Company or is pending, which waiver shall continue until the date the Company instructs the Agent to sell Shares pursuant to Section 3 (such date shall be considered a Representation Date).

(p) On or around each Representation Date, the Company will conduct a due diligence session, in form and substance reasonably satisfactory to the Agent, which shall include representatives of the management and PwC. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Agent or its agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers and the Company’s agents during regular business hours and at the Company’s principal offices, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, as the Agent may reasonably request. The requirement to conduct a diligence session or cooperate with other due diligence requests or reviews shall be waived for any Representation Date occurring at a time at which no instruction to the Agent to sell Shares pursuant to Section 3 has been delivered by the Company or is pending, which waiver shall continue until the date the Company instructs the Agent to sell Shares pursuant to Section 3 (such date shall be considered a Representation Date).

(q) The Company consents to the Agent trading in the Class A Common Stock for the Agent’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

(r) The Company will disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, the number of Shares sold through the Agent and the Alternative Agents under this Agreement and the Alternative Equity Distribution Agreements, the Net Proceeds to the Company and the compensation paid by the Company with respect to sales of Shares pursuant to this Agreement and the Alternative Distribution Agreements during the relevant quarter.

(s) Each acceptance by the Company of an offer to purchase the Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Agent that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(t) The Company shall ensure that there are at all times sufficient shares of Class A Common Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Class A Common Stock or shares of Class A Common Stock held in treasury, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to the terms of this Agreement. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the NYSE and to maintain such listing.

(u) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Act, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act.

(v) The Company shall cooperate with the Agent and use its commercially reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.

(w) The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus.

(x) The Company agrees that on such dates as the Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Act, which prospectus supplement will set forth, within the relevant period, the number of Shares sold through the Agent pursuant to Section 3(a) of this Agreement in Continuous Offerings, the Net Proceeds to the Company and the compensation paid by the Company with respect to such sales of the Shares pursuant to Section 3(a) of this Agreement, or disclose such information in its Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, and (ii) deliver such number of copies of each such prospectus supplement to the NYSE as are required by such exchange.

(y) Except as contemplated herein or in the Registration Statement, the Disclosure Package and the Prospectus, the Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Shares.

(z) The Company will comply in all material respects with all applicable provisions of SOX that are in effect.

5. Payment of Expenses. The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) listing of the Shares on the NYSE; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Agent relating to such registration and qualification); (vii) any filings required to be made with the FINRA (including filing fees and the reasonable fees and expenses of counsel for the Agent relating to such filings); (viii) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (ix) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Agent. The obligations of the Agent under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, (ii) to the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a) The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; each Interim Prospectus Supplement shall have been filed in the manner required by Rule 424(b) within the time period required by Rule 424(b); any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Company shall have requested and caused the Company Counsel, to furnish to the Agent, on every date specified in Section 4(l) of this Agreement, its written opinions, substantially similar to the form attached hereto as Annex II-A (legal opinion) and Annex II-B (negative assurance letter), dated as of such date and addressed to the Agent.

(c) The Agent shall have received from Gibson, Dunn & Crutcher LLP, counsel for the Agent, on every date specified in Section 4(m) of this Agreement, such opinion or opinions, dated as of such date and addressed to the Agent, with respect to the issuance and sale of the Shares, the Registration Statement, the Disclosure Package, the Prospectus (together with any supplement thereto) and other related matters as the Agent may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Agent shall have received from Kaufman & Canoles, P.C., counsel for the Agent with respect to certain matters of Virginia law, on every date specified in Section 4(n) of this Agreement, such opinion or opinions, dated as of such date and addressed to the Agent, with respect to certain Virginia law matters as the Agent may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(e) The Company shall have furnished or caused to be furnished to the Agent, on every date specified in Section 4(k) of this Agreement, a certificate of the Company, signed by the chief executive officer, president or vice president of the Company and the chief financial or chief accounting officer of the Company to the effect that (i) the representations and warranties of the Company in this Agreement are true and correct as if made at and as of such date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date); (ii) the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date; (iii) no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission; and (iv) any and all filings required of the Company by Rules 424, 430A, 430B and 430C under the Act have been timely made.

(f) On every date specified in Section 4(o) of this Agreement, the Agent shall have received from PwC a letter dated such date, in form and substance satisfactory to the Agent, together with signed or reproduced copies of such letter for each of the other Alternative Agents containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(g) Since the respective dates as of which information is disclosed in the Registration Statement and the Disclosure Package, except as otherwise stated therein, there shall not have been any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package (exclusive of any amendment or supplement thereto) the effect of which is, in the sole judgment of the Agent, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement (exclusive of any amendment thereof) and the Disclosure Package (exclusive of any amendment or supplement thereto).

(h) The Company shall have paid the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(1)(i) of the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(i) Between the Execution Time and the time of any sale of Shares through the Agent, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(j) FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(k) The Shares shall have been listed and admitted and authorized for trading on the NYSE, and satisfactory evidence of such actions shall have been provided to the Agent.

(l) Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Agent such further information, certificates and documents as the Agent may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Agent and counsel for the Agent, this Agreement and all obligations of the Agent hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Agent. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Gibson, Dunn & Crutcher LLP, counsel for the Agent, at 1050 Connecticut Ave, NW, Washington, D.C. 20036, Attention: Howard B. Adler, on each such date as provided in this Agreement.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Agent, the directors, officers, affiliates, employees and agents of the Agent and each person who controls the Agent within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Shares as originally filed or in any amendment thereof, or in the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement, the Prospectus, any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to indemnify and hold harmless each such indemnified party, as incurred, against any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by the Agent specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) The Agent agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Agent, but only with reference to written information relating to the Agent furnished to the Company by the Agent specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Agent may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under Section 7(a) or 7(b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 7(a) or 7(b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action)

unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in Section 7(a), 7(b) or 7(c) is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Agent agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Agent may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Agent on the other from the offering of the Shares; provided, however, that in no case shall the Agent be responsible for any amount in excess of the underwriting discount or commission, as the case may be, applicable to the Shares purchased by the Agent hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Agent severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Agent on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Agent shall be deemed to be equal to the total underwriting discounts and commissions, in each case as determined by this Agreement or any applicable Terms Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Agent on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Agent agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 7(d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the Agent within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of the Agent shall have the same rights to contribution as the Agent, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 7(d).

8. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through the Agent for the Company, (ii) with respect to any pending sale, through the Agent for the Company, the obligations of the Company, including in respect of compensation of the Agent, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 2, 5, 7, 8, 9, 10, 12, 14 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) The Agent shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 2, 5, 7, 8, 9, 10, 12, 14 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) This Agreement shall automatically terminate on the date on which all of the Shares have been sold pursuant to this Agreement and the Alternative Equity Distribution Agreements on a combined basis, except that the provisions of Sections 2, 5, 7, 9, 10, 12 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

(d) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 8(a), (b) or (c) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 2, 5, 7, 8, 9, 10, 12, 14 and 15 shall remain in full force and effect.

(e) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agent or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(a)(vii) of this Agreement.

(f) In the case of any purchase of Shares by the Agent pursuant to a Terms Agreement, the obligations of the Agent pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the Agent, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading in the Company’s Class A Common Stock shall have been suspended by the Commission or the NYSE or trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Agent, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus (exclusive of any amendment or supplement thereto).

9. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by the Agent or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.

10. Notices. Except with respect to notices for Placements or purchases pursuant to a Terms Agreement (each as set forth in Sections 3(a)(i) and 3(b) hereof), all communications hereunder will be in writing and effective only on receipt, and, if sent to the Agent, will be mailed, delivered or telefaxed to Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, Ninth Floor, New York, New York 10022 Attention: Steven Kaplan, Managing Director, Facsimile: (212) 409-2169; with a copy (which shall not constitute notice) to Gibson, Dunn & Crutcher LLP, 1050 Connecticut Ave, NW, Washington, D.C. 20036, Attention: Howard B. Adler, Facsimile: (202) 530-9526; or, if sent to the Company shall be delivered or telefaxed to the Company at 1001 Nineteenth Street North, Suite 1900, Arlington, VA 22209, Attention: J. Rock Tonkel, Jr., Facsimile: (703) 373-0680; with a copy (which shall not constitute notice) to Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, VA 23219, Attention: S. Gregory Cope, Esq., Facsimile: (804) 343-4833.

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder. No purchaser of Shares from the Agent or any Alternative Agent shall be deemed to be a successor by reason of such purchase.

12. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Agent and any affiliate through which it may be acting, on the other, (b) the Agent is acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company and (c) the Company’s engagement of the Agent in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Agent has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Agent has rendered advisory services of any nature or respect, or owes an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

13. Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Agent with respect to the subject matter hereof.

14. Applicable Law. This Agreement and any Terms Agreement, and any claim, controversy or dispute relating to or arising out of this Agreement or any Terms Agreement, will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York, without giving effect to the choice of law or conflicts of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

15. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

16. Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

17. Counterparts. This Agreement and any Terms Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

18. Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.

19. Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.

“Base Prospectus” shall mean the base prospectus referred to in Section 2(a) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Prospectus Supplement, (iii) the most recently filed Interim Prospectus Supplement (if any), (iv) the Issuer Free Writing Prospectuses, if any, identified in Schedule I hereto, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective under the Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Interim Prospectus Supplement” shall mean the prospectus supplement relating to the Shares prepared and filed pursuant to Rule 424(b) from time to time as provided by Section 4(x) of this Agreement.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Prospectus” shall mean the Base Prospectus, as supplemented by the Prospectus Supplement, including any documents incorporated by reference therein by the Act, and the most recently filed Interim Prospectus Supplement (if any).

“Prospectus Supplement” shall mean the most recent prospectus supplement relating to the Shares that was first filed pursuant to Rule 424(b) at or prior to the Execution Time.

“Registration Statement” shall mean the registration statement referred to in Section 2(a) above, including exhibits and financial statements, any documents incorporated by reference therein by the Act and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

“Rule 153”, “Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B”, “Rule 433” “Rule 456”, “Rule 457” and “Rule 462(b)” refer to such rules under the Act.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Agent.

Very truly yours,

ARLINGTON ASSET INVESTMENT CORP.

By:	/s/ Kurt R. Harrington
Name:	Kurt R. Harrington
Title:	Chief Financial Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

LADENBURG THALMANN & CO. INC.

By:	/s/ Peter H. Blum
Name:	Peter H. Blum
Title:	Co-CEO and President

SCHEDULE I

Schedule of Free Writing Prospectuses included in the Disclosure Package

None.

Sch. I-1

ANNEX I

ARLINGTON ASSET INVESTMENT CORP.

Class A Common Stock

TERMS AGREEMENT

            , 20

Ladenburg Thalmann & Co. Inc.

520 Madison Avenue

Ninth Floor

New York, New York 10022

Ladies and Gentlemen:

Arlington Asset Investment Corp. (the “Company”) proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated May 24, 2013 (the “Equity Distribution Agreement”), between the Company and Ladenburg Thalmann & Co. Inc. to issue and sell to Ladenburg Thalmann & Co. Inc., the securities specified in the Schedule I hereto (the “Purchased Shares”)

Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by Ladenburg Thalmann & Co. Inc., as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.

An amendment to the Registration Statement (as defined in the Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares, in the form heretofore delivered to the Agent is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to Ladenburg Thalmann & Co. Inc. and the latter agrees to purchase from the Company the number of shares of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between the Agent and the Company.

Annex I-1

ARLINGTON ASSET INVESTMENT CORP.

By:
Name:
Title:

ACCEPTED as of the date first written above.

LADENBURG THALMANN & CO. INC.

By:
Name:
Title:

Annex I-2

[Form of Schedule 1 to Terms Agreement]

Schedule I to the Terms Agreement

Title of Purchased Shares:	Class A Common Stock, par value $0.01 per share

Number of Shares of Purchased Shares:

[Price to Public:]

Purchase Price by Ladenburg Thalmann & Co. Inc.:

Method of and Specified Funds for Payment of Purchase Price:	By wire transfer to a bank account specified by the Company in same day funds.

Method of Delivery:	Free delivery of the Shares to the Agent’s account at The Depository Trust Company in return for payment of the purchase price.

Time of Delivery:

Closing Location:

Documents to be Delivered:	The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery:

(1) The opinion referred to in Section 4(l).

(2) The opinion referred to in Section 4(m).

(3) The opinion referred to in Section 4(n).

(3) The accountants’ letter referred to in Section 4(o).

(4) The officers’ certificates referred to in Section 4(k).

(5) Such other documents as the Agent shall reasonably request.

Annex I-3

ANNEX II-A

FORM OF LEGAL OPINION OF COMPANY’S COUNSEL

TO BE DELIVERED PURSUANT TO

SECTION 4(l)

Annex II-A

ANNEX II-B

FORM OF NEGATIVE ASSURANCE LETTER OF COMPANY’S COUNSEL

TO BE DELIVERED PURSUANT TO SECTION 4(l)

Annex II-B